                                                                      Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Fidelity National Financial, Inc.:


We consent to incorporation by reference in the Registration Statements (No. 33-32853, 33-15027, 33-34300, 33-45709, 33-45272, 33-15008, 33-56514, 33-64834,
33-64836, 33-83026, 33-61983, 333-32806, 333-48411, 333-61111, 333-64229,
333-68690, 333-83054, 333-52744) on Form S-8 of Fidelity National Financial, Inc. of our report dated June 26, 2002, relating to the statements of net assets available for benefits as of December 31, 2001 and 2000 and the related statements of changes in net assets available for benefits for the years then ended and all related schedules, which report appears in the December 31, 2001 annual report on Form 11-K of the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan.

                                        /s/ KPMG LLP

Los Angeles, California
June 28, 2002